Filed pursuant to Rule 433

Registration No. 333-121067

March 22, 2006

$1,000,000,000

10YR FIXED RATE NOTES

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	A1/A+/A+
Principal Amount:	$1,000,000,000

Security Type:	Senior Notes

Legal Format:	SEC Registered

Settlement Date:	March 29, 2006
Maturity Date:	April 4, 2016
Issue Price:	99.323%
Coupon:	5.500%
Spread to Benchmark: Treasury:	89 basis points (0.89%)
Treasury Strike:	98•14%
All-in Yield:	5.589%
Interest Payment Dates:	Semi-annually on April 4 and Oct. 4, commencing on
October 4, 2006
Denominations:	$1,000
Underwriters:	Lehman Brothers (89%) (bookrunner)
ABN Amro, ANZ Securities, Calyon,
Daiwa Securities SMBC Europe, Harris
Nesbitt, Hypo Capital Markets, National
Australia Bank, RBC Capital Markets,
Standard Chartered Bank, Suntrust
Robinson Humphrey, Wells Fargo Securities (1% each)

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.